Exhibit 10.1
EMPLOYMENT AGREEMENT
AND RESTRICTED STOCK GRANT
     THIS EMPLOYMENT AGREEMENT AND RESTRICTED STOCK GRANT (the “Agreement” or the “Employment Agreement”) is by and among Neenah Foundry Company, a Wisconsin corporation (“Employer”), ACP Holding Company, a Delaware corporation (“ACP”), and Robert E. Ostendorf, Jr. (“Executive”).
WITNESSETH:
     WHEREAS, Executive possesses knowledge and skills that will contribute to the successful operation of Employer’s business;
     WHEREAS, the Employer desires to enter into this Employment Agreement with Executive, and Executive is willing to enter into this Employment Agreement with Employer upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, intending to be legally bound, Employer agrees to employ Executive, and Executive hereby agrees to be employed by Employer, upon the following terms and conditions:
ARTICLE I
EMPLOYMENT
     1.01 Position. Employer hereby agrees to employ Executive as Employer’s President and Chief Executive Officer, and Executive hereby agrees to such employment and will devote such Executive’s full business time and attention to the business and affairs of the Consolidated Company and the performance of Executive’s duties in such capacity and such other duties consistent with such position as may be assigned to Executive from time to time by and under the supervision and direction of the board of directors of Employer (the “Board”) through the Chairman of the Board (the “Chairman”). Subject to the customary oversight and direction of the Board and the Chairman, the Executive shall have the power and authority necessary to manage the day-to-day operations of the business of the Employer, including the ultimate authority to hire and fire employees of Employer (provided that any hiring or firing of officers of Employer shall require the approval of the Board), the development and implementation of strategic business plans, policies and procedures of Employer and the financial and accounting functions of Employer, including budgeting and reporting processes. So long as Executive continues to be employed by Employer in the foregoing capacity, he shall also serve as a member of the boards of directors of ACP and each of its subsidiaries and any committee thereof to which Executive is appointed.
     1.02 Term. The period from the Effective Date until the date Executive is no longer employed by Employer is referred to herein as the “Employment Period.”

     1.03 Cash Compensation. During the Employment Period, Executive will receive a minimum base salary of $450,000 per year (as adjusted from time to time, the “Base Salary”). The Base Salary shall be paid by Employer in regular installments in accordance with Employer’s general payroll practices (as in effect from time to time) and shall be subject to customary withholding. The Base Salary may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof having authority to take such action. In addition to the Base Salary, Executive shall be eligible to receive an annual bonus. Such bonus for the fiscal year ended September 30, 2007 shall be $225,000 multiplied by a fraction, the numerator of which is the number of days from the Effective Date until September 30, 2007 and the denominator of which is 365. For subsequent fiscal years, Executive’s target bonus will be equal to 50% of Executive’s base salary with the amount based on Executive’s performance and the performance of the Consolidated Company versus predetermined initial goals established by the Compensation Committee of the Board and will be paid out at between 0% and 200% of target. Executive’s performance goals would be similar to those of other senior executives of the Consolidated Company, except that Executive’s performance goals may include goals that are specific to Executive as Chief Executive Officer.
     1.04 Executive Benefits. During the Employment Period, the coverages and benefits provided to Executive pursuant to employee benefit plans, policies, programs or arrangements maintained by Employer or any other member of the Consolidated Company shall be no less favorable than the plans, policies, programs and arrangements provided to other senior executives of the Consolidated Company. Notwithstanding Consolidated Company policies, the Executive shall be entitled to 4 weeks of vacation, and for purposes of the Consolidated Company’s vacation policy and entitlement to increased vacation time in the future, shall be deemed as of the date hereof to have the amount of seniority required to qualify for a vacation schedule of four weeks. In addition to the benefits Executive is entitled to under the Employer policy regarding moving expenses, Executive will be entitled to protection up to $100,000 against a loss in connection with the sale of Executive’s primary residence in Michigan. The payment in connection with such loss would be equal to $850,000 minus the actual sales price of the house, provided however that such payment shall not exceed $100,000.
     1.05 Reimbursement. Employer shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the policies of Employer in effect from time to time with respect to travel, entertainment and other business expenses, subject to the requirements of Employer with respect to reporting and documentation of such expenses.
     1.06 Severance Plan. If the Employment Period is terminated, Executive shall receive the severance payments and benefits to which Executive is entitled pursuant to the Severance Plan (as defined below). Executive represents and certifies that Executive has carefully reviewed this Agreement and the Company’s 2003 Severance and Change of Control Plan, as amended (the “Severance Plan”), a copy of which is attached as Exhibit A hereto and is entering into this Agreement in reliance upon the terms thereof. For purposes of Section 4(a) of the Severance Plan, “Payout Period” will be 2.0 years and “Severance Multiple” will be 2.0, and for purposes of Section 4(b) of the Severance Plan, “Change of Control Multiple” will be 3.0.

ARTICLE II
EQUITY COMPENSATION
     2.01 Equity Incentive Plan Grants. (a) Executive shall be entitled to participate in and receive grants under the Neenah Foundry Company 2003 Management Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”). Subject to and upon the terms, conditions and restrictions set forth in this Agreement and the Equity Incentive Plan, Executive is hereby granted, as of the Effective Date, 250,000 restricted shares of ACP Common Stock (“Restricted Stock”) under the Equity Incentive Plan. 125,000 shares of the Restricted Stock will vest on the first anniversary of the Effective Date if Executive remains employed by the Company Group on such date and the remaining 125,000 shares shall vest on the second anniversary of the Effective Date if Executive remains employed by the Company Group on such date. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company Group following a Change of Control, or if Executive resigns for Good Reason following a Change of Control, in either case within the six-month period after the date on which a Change of Control occurs, Executive shall be fully vested in the initial grant of Restricted Stock. Executive shall not transfer any unvested shares of Restricted Stock granted in the initial grant of Restricted Stock until such shares become vested. The Executive shall not be required to pay the aggregate par value of the shares of Restricted Stock.
          (b) The Executive shall have the right to vote the unvested shares of Restricted Stock and to receive any cash dividends. However, any stock dividends, stock rights or others securities issued with respect to the Restricted Stock shall be forfeitable and subject to the same restrictions as exist regarding the original shares of Restricted Stock. If any stock dividend is declared upon the Restricted Stock, or there is any stock split, stock distribution, or other change in the corporate structure of the Company Group with respect to the Restricted Stock, the aggregate number and kind of shares covered by this Restricted Stock grant shall be proportionately and appropriately adjusted (subject to the same restrictions applicable to the original shares of Restricted Stock).
          (c) The Restricted Stock issued the Executive hereunder shall be held, along with any stock dividends and other non-cash distributions relating thereto, in escrow by the Employer or an agent for the Employer until it shall become vested. If any certificates are issued for shares of Restricted Stock during the period such shares of Restricted Stock are unvested, such certificates representing shares of Restricted Stock and any such stock dividends or distributions during the period such shares of Restricted Stock are unvested shall bear an appropriate legend as determined by the Employer referring to the applicable terms, conditions and restrictions.
          (d) The Employer may require payment of or withhold any tax which it believes is required as a result of the lapse of the applicable restrictions on the Restricted Stock and the Employer may defer making delivery of the shares until arrangements satisfactory to the Employer have been made with respect to such withholding obligations. The Executive may satisfy any tax withholding obligations arising with respect to the Restricted Stock in whole or in part by tendering a check to the Employer for any required amount or by election to have the Employer withhold the required amounts from other compensation payable to the Executive.

          (e) The value of the Restricted Stock granted hereunder, either on the Effective Date or at the time such shares become vested, shall not be included as compensation or earnings for purposes of any other Employer benefit plan or program.
     2.02 Acknowledgement of Securities Laws. Executive hereby acknowledges and agrees that the shares of Restricted Stock received pursuant to the Equity Incentive Plan have not been registered pursuant to the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement or an exemption from registration thereunder.
     2.03 Excise Payments. If Executive’s employment is terminated other than for Cause or if Executive resigns for Good Reason, in each case, in connection with a Change of Control, any payment to such Executive shall be increased to provide for the payment of an additional amount (the “Gross-Up Amount”) such that the net amount retained by the Executive, after payment of (a) any excise taxes due on the payment under Section 4999 of the Code or any corresponding or applicable state law provision (“Excise Taxes”) and (b) any federal, state or local income tax and any Excise Taxes due in respect of the Gross-Up Amount, shall equal that payment. Any Gross-Up Amount paid under this Agreement shall be in addition to, but not in duplication of, any Gross-Up Amount as defined in and paid under the Severance Plan. Notwithstanding the foregoing or anything in the Severance Plan, Executive shall not receive a payment pursuant to this paragraph or pursuant to the comparable provisions in the Severance Plan if the payments to the Executive which are considered Parachute Payments (as defined in Code Section 280G) do not exceed 330% of Executive’s Base Amount (as defined in Code Section 280G), and in such event the cash payments to the Executive pursuant to the Severance Plan shall be reduced so that the payments to the Executive which are considered Parachute Payments do not exceed 299% of the Executive’s Base Amount.
ARTICLE III
CONFIDENTIALITY PROVISIONS
     3.01 Confidential Information. Executive acknowledges that the information and data obtained by Executive during his relationship with Employer concerning the business or affairs of Employer (“Confidential Information”) are the property of Employer. Therefore, Executive agrees that, except as required by law or court order, Executive shall not disclose to any unauthorized person or use for Executive’s own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive shall deliver to Employer upon Executive’s resignation as an employee of Employer or removal from such position, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information and the business of the Consolidated Company that Executive may then possess or have under Executive’s control.

ARTICLE IV
COVENANTS
     4.01 Duties. Executive agrees to be a loyal employee of the Employer. Executive agrees to devote his best efforts full-time to the performance of his duties for Employer, and to give proper time and attention to furthering Employer’s business; provided, however, that the Executive may (i) with the Employer’s consent which shall not be unreasonably withheld, serve on industry, trade, civic or charitable boards or committees, or (ii) manage personal investments, as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities hereunder.
     4.02 Covenant Against Competition. Executive acknowledges that (i) the principal business of the Consolidated Company is the manufacture, distribution and sale of iron castings and steel forgings for the heavy municipal market and iron casting components for the heavy duty truck non-engine drive train and HVAC compressor markets (collectively, the “Company Business”); (ii) the Company Business is national in scope; (iii) Executive’s work for Employer and the Consolidated Company has given and will continue to give him access to the confidential affairs and proprietary information of the Consolidated Company (collectively, “Confidential Company Information”); (iv) the continued success of the Consolidated Company depends in large part on keeping this information from becoming known to its competitors; and (v) each of ACP and Employer would not have entered into this Agreement but for the covenants and agreements set forth in this Article IV. Accordingly, Executive covenants and agrees that:
          (a) During the period commencing on the date hereof and ending on the second anniversary following the Employment Period (the “Restricted Period”), Executive shall not in the United States of America, directly or indirectly, own, operate, manage, control, participate in, consult with, advise, or otherwise engage (including by himself, in association with any Person, or through any Person) (i) in the Company Business; (ii) in any business that otherwise competes with Employer or any other member of the Consolidated Company as such businesses exist or are in process on the date of the termination of the Employment Period; or (iii) become interested in any such Person (other than Employer) as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, that Executive may own, directly or indirectly, solely as an investment, securities of any such Person that are traded on any national securities exchange if Executive (A) is not a controlling person of, or a member of a group that controls, such Person, (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person and (C) has no active participation in the business of such Person.
          (b) During and after the Restricted Period, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of Employer and any other member of the Consolidated Company, all Confidential Company Information including, without limitation, information with respect to (i) prospective facilities, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists and shall not disclose such Confidential Company Information to anyone outside of the Consolidated Company except with the express written consent of the Board and except for Confidential Company Information that is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive. Executive shall deliver to Employer at the termination of the Employment Period, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Company Information, Work Product (as defined below) or the business of Employer or any other member of the Consolidated Company that he may then possess or have under his control.
          (c) During the Restricted Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) induce or attempt to induce any employee of Employer or any other member of the Consolidated Company to leave the employ of Employer or such member of the Consolidated Company, or in any way interfere with the relationship between Employer or any other member of the Consolidated Company and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Employer or any other member of the Consolidated Company to cease doing business with Employer or any member of the Consolidated Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or any other member of the Consolidated Company (including, without limitation, making any disparaging statements or communications about Employer or any other member of the Consolidated Company).
          (d) All inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, characters, props, molds and all similar or related information (whether or not patentable) that relate to Employer’s or any other member of the Consolidated Company actual or anticipated business, research and development or existing or future products or services and that are first conceived, developed or made by Executive while an employee of, or a consultant to, Employer or any other member of the Consolidated Company (collectively, “Work Product”) belong to Employer or any other member of the Consolidated Company. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments) at Employer’s expense. Executive acknowledges and agrees that upon termination of the Employment Period, or at the request of the Board from time to time, Executive shall deliver all Work Product in his possession to Employer.
     4.03 Nondisparagement. Employer shall instruct the directors, officers, agents and representatives of members of the Company Group to not make (orally or in writing) disparaging remarks about Executive. Executive shall not make (orally or in writing) disparaging remarks about any member of the Company Group or their directors and officers.
ARTICLE V
CERTAIN DEFINITIONS
     “ACP” has the meaning given to such term in the introductory paragraph hereof.
     “Affiliate” means, in respect of any Person, any other Person who, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) when used in respect of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.
     “Base Salary” has the meaning given to such term in Section 1.03 hereof.
     “Board” has the meaning given to such term in Section 1.01 hereof.
     “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin or is a day on which the banking institutions located in Wisconsin are closed.
     “Cause” means, with respect to Executive, the occurrence of one or more of the following events: (i) such Executive’s willful and material breach of, or gross negligence or malfeasance in the performance of, Executive’s duties under this Agreement; (ii) any material insubordination by Executive with respect to carrying out the reasonable instructions of the Board; (iii) the conviction for, or the entering of a guilty plea or plea of nolo contendere with respect to, a felony, the equivalent thereof or other crime with respect to which imprisonment of more than one year is a possible punishment or that is expected to result in Significant Injury; (iv) Executive’s breach of a fiduciary obligation to the Consolidated Company or breach of any confidentiality or non-competition obligation set forth herein; (v) any act of moral turpitude or willful misconduct by Executive that (1) is intended to result in personal enrichment of Executive or any related person at the expense of the Consolidated Company or (2) is reasonably expected to result in Significant Injury; provided, however, that Executive shall have 21 days (or such longer period as is reasonable under the circumstances) after written notice by Employer of any such event constituting “Cause” hereunder in which to cure any failure or default under subsections (i) and (ii) that is curable.
     “Change of Control” means the consummation of any transaction or series of related transactions, the result of which is that: (i) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), other than Tontine together with its Affiliates, shall own directly or indirectly, beneficially or of record, greater than 50% of the equity securities of ACP or the Company on a fully diluted basis; (ii) substantially all of the assets of ACP and its subsidiaries taken as a whole are sold or ACP is merged or recapitalized and the stockholders of ACP do not own a majority of the voting stock of the surviving corporation, or (iii) after the first fully distributed public offering of voting stock of any member of the Consolidated Company (1) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act), shall own directly or indirectly, beneficially or of record, a percentage of the issued and outstanding voting stock of ACP or the Company on a fully diluted basis, having ordinary voting power in excess of 35% and in excess of the percentage then owned, directly or indirectly, beneficially and of record, on a fully diluted basis, by Tontine together with its Affiliates, or (2) a majority of the seats on the boards of directors of ACP or the Company (except in the case of any vacancy for 30 days or less resulting from the death or resignation of any director) is replaced during a twelve-month period by persons who were neither (i) nominated by Tontine nor (ii) appointed by directors so nominated, in each case, whether as the result of the purchase, issuance or sale of securities of any member of the Consolidated Company or any merger, consolidation, liquidation, dissolution, recapitalization or similar transaction involving any member of the Consolidated Company. Notwithstanding the foregoing, no Change of Control shall have occurred unless the transaction or series of transactions results in a Change in Control within the meaning of Code Section 409A and the regulations thereunder. This Change of Control definition shall be interpreted in a manner which is consistent with Code Section 409A and the regulations thereunder.
     “Change of Control Multiple” has the meaning given to such term in Section 1.06 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Common Stock” means ACP’s Common Stock, par value $0.01 per share, as adjusted for any stock split, stock dividend, share combination, share exchange, recapitalization, merger, consolidation or other reorganization.
     “Company” means Neenah Foundry Company, and (except to the extent the context requires otherwise) any “subsidiary corporation” of Neenah Foundry Company, as such term is defined in Section 424(f) of the Code.
     “Company Business” has the meaning given to such term in Section 4.02 hereof.
     “Confidential Company Information” has the meaning given to such term in Section 4.02 hereof.
     “Confidential Information” has the meaning given to such term in Section 3.01 hereof.
     “Consolidated Company” or “Company Group” means ACP, the Company and their respective Subsidiaries.
     “Effective Date” means the date the Executive commences employment with the Employer which shall be no later than July 2, 2007.
     “Employer” has the meaning given to such term in the introductory paragraph hereof.
     “Employment Period” has the meaning given to such term in Section 1.02 hereof.
     “Equity Incentive Plan” has the meaning given to such term in Section 2.01(a) hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.
     “Excise Taxes” has the meaning given to such term in Section 2.03 hereof.
     “Executive” has the meaning given to such term in the introductory paragraph hereof.
     “Good Reason” means termination by way of a material change in position, authority, duties, responsibilities or status that results in or reflects (i) a material diminution of scope or importance, reduction in base pay or annual bonus target, material reduction in the aggregate level of benefits, (ii) unreasonable relocation of primary employment to a location more than fifty (50) miles from work location on the Effective Date, (iii) the failure of the Company to nominate Mr. Ostendorf to the boards of directors of ACP and each of its Subsidiaries, or (iv) the Board repeatedly overrides, supersedes or disregards reasonable decisions by Executive or reasonable recommendations made by Executive to the Board, such that the Board materially interferes with Executive’s ability to effectively function as the President and Chief Executive Officer. For avoidance of doubt, a reduction in base pay or annual bonus target, failure of Employer to continue Executive in the position of President and Chief Executive Officer reporting to the Chairman or the Board, and the relocation of primary employment to a location more than fifty (50) miles from work location on the Effective Date, in each case, shall constitute a material change in position, authority, duties, responsibilities or status.
     “Gross-Up Amount” has the meaning given to such term in Section 2.03 hereof.
     “Payout Period” has the meaning given to such term in Section 1.06 hereof.
     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “Restricted Period” has the meaning given to such term in Section 4.02(a) hereof.
     “Restricted Stock” has the meaning given to such term in Section 2.01(a) hereof.
     “Securities Act” means the Securities Exchange Act of 1933, as amended, or any similar federal law then in force.
     “Severance Multiple” has the meaning given to such term in Section 1.06 hereof.
     “Severance Plan” has the meaning given to such term in Section 1.06 hereof.
     “Significant Injury” means significant economic or reputational injury to the Consolidated Company (such determination to be made by the Board in its reasonable judgment).
     “Subsidiary” of any Person means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, are owned directly or indirectly by such Person.
     “Termination Date” means the date on which Executive’s employment with Employer ceases.
     “Tontine” means Tontine Capital Partners, L.P., a Delaware limited partnership.
     “Work Product” has the meaning given to such term in Section 4.02(d) hereof.

ARTICLE VI
GENERAL PROVISIONS
     6.01 Severability. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the restrictive covenants in Article IV, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
     6.02 Authorization to Modify Restrictions. The provisions of this Agreement will be enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable, or impair, the remainder of this Agreement. If any provision is found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.
     6.03 No Waiver. The failure of either Employer or Executive to insist upon the performance of any term in this Agreement, or the waiver of any breach of any such term, shall not waive any such term or any other term of this Agreement. Instead, this Agreement shall remain in full force and effect as if no such forbearance or waiver had occurred.
     6.04 Entire Agreement. This Agreement and the Severance Plan represent the entire agreement of the parties with respect to Executive’s employment with Employer and may be amended only by a writing signed by each of them, except as set forth in the Severance Plan.
     6.05 Dispute Resolution.
          (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement, including without limitation any claims of breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
          (b) Notwithstanding the foregoing, each of the Company and Executive at all times shall have the right to bring an action to enforce the covenants set forth in Article IV of this Agreement through the courts as it deems necessary or desirable. The parties agree that any such action may be brought in a state or federal court located within Wisconsin. The parties waive any and all objections to jurisdiction or venue. The parties further agree that service of process may be made by registered mail to the address referred to in Section 6.10 of this Agreement, and that such service shall be deemed effective service of process. The arbitrator(s) may award reasonable attorneys’ fees and other reasonable costs to the Executive if the Executive prevails in the arbitration with respect to one material issue in dispute.
     6.06 Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Wisconsin without regard to conflicts of laws principles.
     6.07 Recovery of Expenses. Employer agrees to pay the reasonable and documented fees and expenses, up to $5,000 of fees and expenses, of an attorney to represent Executive regarding the execution of this Employment Agreement.

     6.08 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive and any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of Employer’s assets or business, whether by sale, merger, consolidation, recapitalization, reorganization or otherwise, Employer may assign this Agreement and its rights hereunder without Executive’s consent.
     6.09 Counterparts; Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and will not affect the construction or interpretation of any of its provisions.
     6.10 Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to the address indicated below:
To Executive:
Robert E. Ostendorf, Jr.
9209 Northampton
Plymouth, MI 48170
or, after he relocates, at the address of the
Executive’s primary residence in Wisconsin, as
provided by Executive to Employer from time to
time,
with a copy to (which shall not constitute notice):
The Legal Department PLLC
111 Royal Avenue
Royal Oak, MI 48073
Fax: (248) 498-5936
Attention: Carol Creel
To Employer:
Neenah Foundry Company
2121 Brooks Street
Neenah, Wisconsin 54957
Fax: (920) 729-3633
Attention: Chairman of the Board
with a copy to (which shall not constitute notice):

Quarles & Brady LLP
411 East Wisconsin Avenue, Suite 2040
Milwaukee, Wisconsin 53202-4497
Fax: (414) 271-3552
Attention: Bruce C. Davidson

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed this 5th day of June, 2007.

NEENAH FOUNDRY COMPANY
By:	/s/ William M. Barrett
	Name:	William M. Barrett
	Title:	Chairman of the Board

ACP HOLDING COMPANY
By:	/s/ William M. Barrett
	Name:	William M. Barrett
	Title:	Chairman of the Board

/s/ Robert E. Ostendorf, Jr.
Robert E. Ostendorf, Jr.